CHORDIANT SOFTWARE TO SEEK STOCKHOLDER APPROVAL
FOR REVERSE STOCK SPLIT

CUPERTINO, California - December 13, 2006 -- Chordiant Software, Inc. (NASDAQ: CHRD) the leading provider of Customer Experience (Cx™) software and services, today announced that the Board of Directors had approved a reverse stock split of our common stock such that each outstanding two and one half (2.5) shares of common stock would be combined into and become one (1) share and that it will seek stockholder approval of the reverse stock split at a special meeting of stockholders in the first quarter of 2007.

Chordiant believes that a reverse stock split will result in a higher per share price and a corresponding lower number of total shares outstanding and should help increase the marketability of its stock to a broader range of potential new investors. As of November 30, 2006, there were 80,270,856 shares of Chordiant’s common stock outstanding. Assuming a 1 for 2.5 shares reverse stock split, the outstanding shares of common stock post reverse stock split would equal 32,108,342. The reverse stock split, if approved and effected, would affect all of Chordiant’s outstanding common stock, stock options and warrants.

Approval of the reverse stock split requires the affirmative vote of at least a majority of Chordiant’s outstanding shares of common stock. If approved by its stockholders, the actual timing for implementation of the reverse stock split will be determined by the Board of Directors and is dependent on whether Chordiant has filed all of its delinquent periodic reports with the Securities and Exchange Commission and Chordiant’s common stock remains listed for trading on The NASDAQ Stock Market (NASDAQ).

As previously disclosed, in June 2006, the Board of Directors initiated a review of Chordiant’s historical stock option granting practices and appointed the Audit Committee to oversee the review. The Audit Committee’s review has now concluded but as a result of the pending review, Chordiant was unable to file its quarterly report on Form 10-Q for the quarter ended June 30, 2006. On August 14, 2006, Chordiant received a letter from NASDAQ advising it that, as a result of its failure to file its quarterly report with the Securities and Exchange Commission, Chordiant was out of compliance with Marketplace Rule 4310(c)(14). Chordiant also recently announced that it is unable to file its annual report on Form 10-K for the fiscal year ended September 30, 2006 within the prescribed filing timeframe. Chordiant has been given until December 29, 2006 by NASDAQ to file its quarterly report on Form 10-Q for the quarter ended June 30, 2006. Chordiant intends to request additional time from NASDAQ although no assurance can be made that it will be granted such additional time.

"We believe the reverse stock split is in the best interests of Chordiant and its shareholders and will improve the trading liquidity in Chordiant’s common stock. We are proud of Chordiant's financial progress in the past year and believe the reverse stock split is one more step in our process of delivering long-term shareholder value," said Steven R. Springsteel, chairman, president and chief executive officer.

About Chordiant Software, Inc.
Chordiant helps leading global brands such as HSBC, Barclay’s, CIBC and Capital One deliver the best possible customer experience. Unlike traditional business applications, Chordiant Customer Experience (Cx) solutions blend insight with predictive desktop decisioning to uniquely understand the customer’s behavior. This deeper understanding cultivates a lasting, one-to-one relationship that aligns the most appropriate value proposition to each consumer. With Chordiant Cx solutions, customer loyalty, operational productivity and profitability reach new levels of return. For more information, visit Chordiant at www.chordiant.com http://www.chordiant.com.

Chordiant is headquartered in Cupertino, California.

Cautionary Statement

This press release contains statements that are forward-looking in nature, including statements regarding the reverse stock split, the expected benefits of the reverse stock split, and the financial and operational results of Chordiant. These statements are based on current expectations on the date of the press release and involve a number of risks and uncertainties, which may cause actual results to differ significantly from such estimates. The risks include, but are not limited to, the risk that reverse stock split does not occur, the risk that required stockholder approval for the reverse stock split may not be obtained; the possibility that expected benefits of the reverse stock split will not be realized; the possibility that we will not meet the December 29, 2006 deadline imposed by NASDAQ; and the possibility that if we miss the December 29, 2006 deadline, NASDAQ will not provide us with any further extensions. Further information on potential factors that could affect Chordiant are included in risks detailed from time to time in Chordiant's Securities and Exchange Commission filings, including, without limitation, Chordiant's Annual Report on Form 10-K for the year ended September 30, 2005, and Chordiant’s most recent quarterly report on Form 10-Q. These filings are available on a Web site maintained by the Securities and Exchange Commission at http://www.sec.gov. Chordiant does not undertake an obligation to update forward-looking or other statements in this release.

Important Additional Information Will Be Filed With The SEC

Chordiant plans to file with the SEC and mail to its stockholders a Proxy Statement in connection with the reverse stock split. The Proxy Statement will contain important information about Chordiant, the reverse stock split and related matters. Investors and security holders are urged to read the Proxy Statement carefully when it is available. Investors and security holders will be able to obtain free copies of the Proxy Statement and other documents filed with the SEC by Chordiant through the web site maintained by the SEC at http://www.sec.gov. In addition, investors and security holders will be able to obtain free copies of the Proxy Statement from Chordiant by contacting Investor Relations at 408-517-6282 or steve.polcyn@chordiant.com.

Chordiant and its directors and executive officers may be deemed to be participants in the solicitation of proxies from the stockholders of Chordiant in connection with the transaction described herein. Information regarding the special interests of these directors and executive officers in the transaction described herein will be included in the Proxy Statement described above. Additional information regarding these directors and executive officers is also included in Chordiant’s proxy statement for its 2006 Annual Meeting of Stockholders, which was filed with the SEC on or about May 4, 2006. This document is available free of charge at the SEC’s web site at http://www.sec.gov and from Chordiant by contacting Chordiant Investor Relations at 408-517-6282, or steve.polcyn@chordiant.com.

Chordiant and the Chordiant logo are registered trademarks of Chordiant Software, Inc. The Customer Experience Company and Cx are trademarks of Chordiant Software, Inc. All other trademarks and registered trademarks are the properties of their respective owners.

Chordiant Investor Relations Contact:
Steve Polcyn
Chordiant Software, Inc.     .
(408) 517-6282
steve.polcyn@chordiant.com